Zion Oil & Gas Newsletter

August 20, 2010
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Dear Shareholder and/or Friend of Zion

The past two weeks have seen both our office and the Ma'anit-Joseph #3 wellsite 'humming' with activity. The drilling rig has been moved from the Ma'anit-Rehoboth #2 wellsite to the Ma'anit-Joseph #3 wellsite and has been erected. Almost everything is now in place for drilling to begin, as you can see in the pictures below.

Our schedule has had to be slightly revised (by approximately seven days) and now indicates a spud date of Thursday, August 26, 2010. The revision was mostly caused by a delay in importing some of the required equipment and consumables. Our logistics department planned carefully, but ship charter schedules are beyond the control of our staff, so a few days have been lost.

On a positive note, the extra time has allowed us to ensure that everything will be completely ready when drilling does begin.

Here are some photographs from the Ma'anit-Joseph #3 wellsite; they were all taken on Wednesday, August 18, 2010.

The front gate to the M-J #3 wellsite.

The 2,000 horsepower drilling rig has been erected.

Zion's President and Chief Operating Officer, Bill Ottaviani, with AME's staff engineer, Ibrahim Unsal.

Installing the equipment

A 10,000 psi Blow Out Preventer from 'WellCat' (Weatherford).
L. to R. - Zion's Field Foreman, Danny Weisman, AME's staff engineer, Ibrahim Unsal and Zion's President and Chief Operating Officer, Bill Ottaviani.

Consultant, Mike Ellis, from The Mudlogging Company, Houston, USA.

Training the site geologists who will 'sit' the well during drilling.

You may be particularly interested in the photograph above of the (red) Blowout Preventer (BOP). The BOP is a large, specialized set of seals used to control the well in the unlikely event of unexpected flow (from a formation “kick”) at the surface. A formation kick can lead to a potentially catastrophic event known as a blowout. The BOP (as a fail-safe device) is critical to the safety of the crew, the drilling rig and the environment. The BOP shown above is rated for a maximum pressure of 10,000 pounds per square inch.

The recent BP disaster may have been prevented, if, in part, the correct well control equipment was both in place and working. There are industry guidelines that, had they been followed, could have minimized the severity of the effects of the problem that occurred at BP's site in the Gulf of Mexico.

The consequences of the events at BP's well are relevant to all of us and include: (i) an increase in Control of Well insurance premiums, and (ii) a heightened sense of care and attention when dealing with drilling safety issues. We can do little about (i) other than pay the premium, but (ii) is something we take very seriously indeed.

So, our operations department is now in high gear, as we all look forward to daily drilling operations next week.

Here is the latest, more detailed, news on Operations:

Ma'anit-Joseph #3 Well (M-J #3)

Mobilization of the drilling rig from the Ma’anit-Rehoboth #2 wellsite was completed this past week and the drilling mast has been raised.  Work crews are making final adjustments to the rig and installing ancillary equipment in preparation for the upcoming spud date.

Construction of the acoustic wall surrounding portions of our drill site is now completed.  Installation of mobile buildings, utility hook-ups, and related infrastructure will also be completed in the next few days.

The mudlogging unit is operational and our wellsite staff have begun their hands-on training in using this sophisticated piece of electronic equipment.  “Mudlogging” is an important diagnostic process used by our geologists and engineers during the course of drilling a well.  Our geologists use mudlogging to determine the type of rock being penetrated by the drill bit and to give an early indication of oil and gas presence in the rock.  The mudlogging unit itself uses sensors throughout the drilling system to measure various parameters (for example, rate of drilling penetration and weight on the drill bit) that are crucial to our engineers in drilling the well effectively, efficiently, and safely.

Equipment continues to arrive daily at the wellsite coming from Asia, Europe, and other points around the world.  Orchestrating such a large movement of goods and materials into Israel is a sizable task that requires careful planning and execution.  Still, unavoidable delays can occur and we have experienced a few recent delays that has caused us to shift our planned spud date by a few days.  Our current estimate for spudding the well is August 26, 2010.

Ma'anit-Rehoboth #2 Well (M-R #2) and
Elijah #3 Well and
Issachar-Zebulun Permit Area

No change from previous updates. We await the results of the seismic processing and integration.

Recent Oil & Gas News in Israel

Following the two recent natural gas discoveries offshore Israel, estimated to hold 24 trillion cubic feet of gas (reported to be twice the 2009 gas reserves of Britain) Lebanon has been discussing the possibility of approving its own laws regarding offshore oil and gas exploration. As per Norway-based Petroleum Geo-Services, the world's third largest surveyor of oil and gas fields, this may prove to be 'an exciting new province for oil and gas'.

Of course, the Norwegian experts are saying nothing new, as in April 2010, the United States Geological Survey already assessed that there may be 1.7 billion barrels of recoverable oil and 122 trillion cubic feet of recoverable gas in the Levant Basin. (Zion’s exploration rights fall within the area of the Levant Basin.)

In other recent news, you may be interested to learn that, this past week, an Israeli oil company announced an onshore oil and gas discovery, in Israel. They estimate that there are 1.5 billion barrels of oil in their exploration area - approximately 30 miles south of the location where our Ma’anit-Joseph #3 well is to be drilled.  However, there appears to be uncertainty regarding the commercial viability of the discovery as well as the claimed quantity of the discovery.

"In your good pleasure, make Zion prosper..."

Psalm 51:18

Thank you for your support of Zion, and

Shalom from Israel

Richard Rinberg

CEO of Zion Oil & Gas, Inc.

www.zionoil.com

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, spud dates, geophysical and geological data and interpretation, anticipated attributes of geological strata being drilled, the procurement of needed drilling permits, drilling efforts and locations, the presence or recoverability of hydrocarbons, the sufficiency of cash reserves, ability to raise additional capital, timing and potential results thereof and plans contingent thereon are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Contact Information
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More information about Zion is available at www.zionoil.com or by contacting Michael Williams at Zion Oil & Gas, Inc., 6510 Abrams Rd., Suite 300, Dallas, TX 75231; telephone 1-214-221-4610; email: dallas@zionoil.com
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